Credit Acceptance
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: May 27, 2020

Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Nasdaq Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES
FIRST QUARTER 2020 RESULTS

Southfield, Michigan – May 27, 2020 – Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) today announced a consolidated net loss of $83.8 million, or $4.61 per diluted share, for the three months ended March 31, 2020 compared to consolidated net income of $164.4 million, or $8.65 per diluted share, for the same period in 2019.

Adjusted net income, a non-GAAP financial measure, for the three months ended March 31, 2020 was $175.7 million, or $9.66 per diluted share, compared to $153.6 million, or $8.08 per diluted share, for the same period in 2019.

COVID-19 Pandemic

In March 2020, COVID-19 began to spread rapidly across the United States. In an effort to slow the spread of the virus, authorities implemented various measures, including travel bans, stay-at-home orders and shutdowns of non-essential businesses. These measures have caused a significant decline in economic activity and a dramatic increase in the number of individuals who are no longer employed. As detailed below, starting in mid-March, we experienced a substantial reduction in demand for our product and a significant decline in cash flows from our loan portfolio that lasted through mid-April, after which collections and new loan volumes improved significantly. As the virus is not yet contained, the ultimate impact of the pandemic on our business is not yet known. The impact will depend on future developments, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the disease or mitigate its impact, and the duration, timing and severity of the impact on consumer behavior and economic activity.

GAAP Results

GAAP results for the quarter ended March 31, 2020 include a provision for credit losses of $354.7 million reflecting the adoption of CECL on January 1, 2020 and the impact of a reduction in forecasted future cash flows from our loan portfolio. Under CECL, we are required to record a provision for credit losses for every new loan at the time that loan is originated equal to the difference between the amount we paid to acquire the loan and present value of forecasted net cash flows using an effective interest rate prescribed under CECL. The effective interest rate under CECL is calculated assuming 100% of the contractually scheduled payments of each loan are received. Since we do not expect to receive this amount, the effective rate under CECL is higher than the rate we expect to earn. Using the higher effective rate prescribed by CECL to record the loan results in a value for each loan that is less than amount we paid to acquire the loan. This difference is recorded as an allowance for credit losses along with a corresponding provision for credit losses. During the most recent quarter, we recorded a provision for credit losses of $157.9 million related to new Consumer Loan assignments. Over the life of the loan, assuming actual cash flows are equal to our forecast, an amount equivalent to this provision for credit losses will be recorded as finance charge revenue, which is recognized using the same effective interest rate used to record the loan.

The remaining provision for credit losses of $196.8 million reflects a reduction in our estimate of future net cash flows from our loan portfolio discussed below. Under CECL, the net present value of the change in our net cash flow forecast is recorded as a provision for credit losses.

Adjusted Results

While we use the same net cash flow forecast for GAAP and adjusted results, the reduction in our forecast had only a modest impact on adjusted results during the quarter. Under our adjusted methodology, changes in forecasted net cash flows are recorded over time as an adjustment to the yield used to recognize finance charge revenue. Since most of the reduction in our forecast occurred in March 2020, the reduction in the adjusted yield that occurred will not impact the amount of revenue recognized until April 2020. At the end of the first quarter the adjusted yield was 17.8%, down from 20.4% at the start of the quarter. Finance charges recorded for adjusted results will reflect this lower yield starting in the second quarter.

Consumer Loan Metrics

Dealers assign retail installment contracts (referred to as “Consumer Loans”) to Credit Acceptance. At the time a Consumer Loan is submitted to us for assignment, we forecast future expected cash flows from the Consumer Loan. Based on the amount and timing of these forecasts and expected expense levels, an advance or one-time purchase payment is made to the related dealer at a price designed to maximize economic profit, a non-GAAP financial measure that considers our return on capital, our cost of capital and the amount of capital invested.

We use a statistical model to estimate the expected collection rate for each Consumer Loan at the time of assignment. We continue to evaluate the expected collection rate of each Consumer Loan subsequent to assignment. Our evaluation becomes more accurate as the Consumer Loans age, as we use actual performance data in our forecast. By comparing our current expected collection rate for each Consumer Loan with the rate we projected at the time of assignment, we are able to assess the accuracy of our initial forecast. The following table compares our forecast of Consumer Loan collection rates as of March 31, 2020 with the forecasts as of December 31, 2019 and at the time of assignment, segmented by year of assignment:

	Forecasted Collection Percentage as of (1)			Current Forecast Variance from
Consumer Loan Assignment Year	March 31, 2020	December 31, 2019	Initial Forecast	December 31, 2019	Initial Forecast
2011	74.8%	74.8%	72.5%	0.0%	2.3%
2012	73.8%	73.9%	71.4%	-0.1%	2.4%
2013	73.4%	73.5%	72.0%	-0.1%	1.4%
2014	71.7%	71.7%	71.8%	0.0%	-0.1%
2015	65.3%	65.4%	67.7%	-0.1%	-2.4%
2016	63.6%	64.1%	65.4%	-0.5%	-1.8%
2017	63.8%	64.8%	64.0%	-1.0%	-0.2%
2018	63.6%	65.1%	63.6%	-1.5%	0.0%
2019	63.0%	64.6%	64.0%	-1.6%	-1.0%
2020	61.3%	—	62.5%	—	-1.2%

(1)
Represents the total forecasted collections we expect to collect on the Consumer Loans as a percentage of the repayments that we were contractually owed on the Consumer Loans at the time of assignment.  Contractual repayments include both principal and interest. Forecasted collection rates are negatively impacted by canceled Consumer Loans as the contractual amount owed is not removed from the denominator for purposes of computing forecasted collection rates in the table.

Consumer Loans assigned in 2011 through 2013 have yielded forecasted collection results materially better than our initial estimates, while Consumer Loans assigned in 2015, 2016, 2019 and 2020 have yielded forecasted collection results materially worse than our initial estimates. For Consumer Loans assigned in 2014, 2017 and 2018, actual results have been close to our initial estimates. For the three months ended March 31, 2020, forecasted collection rates declined for Consumer Loans assigned in 2016 through 2020 and were generally consistent with expectations at the start of the period for all other assignment years presented.

Forecasted collection rates in the table above reflect a reduction in collection rates calculated by our forecasting model and an additional subjective adjustment which considers the future impact of COVID-19. The COVID-19 adjustment is detailed by year of assignment as follows:

	Forecasted Collection Percentage as of March 31, 2020
Consumer Loan Assignment Year	Prior to COVID-19 Adjustment	COVID-19 Adjustment	After COVID-19 Adjustment
2011	74.8%	0.0%	74.8%
2012	73.9%	-0.1%	73.8%
2013	73.5%	-0.1%	73.4%
2014	71.8%	-0.1%	71.7%
2015	65.4%	-0.1%	65.3%
2016	64.0%	-0.4%	63.6%
2017	64.4%	-0.6%	63.8%
2018	64.5%	-0.9%	63.6%
2019	64.5%	-1.5%	63.0%
2020	63.2%	-1.9%	61.3%

The changes in forecasted collection rates for the three months ended March 31, 2020 and 2019 impacted forecasted net cash flows (forecasted collections less forecasted dealer holdback payments) as follows:

(In millions)	For the Three Months Ended March 31,
Increase (Decrease) in Forecasted Net Cash Flows	2020	2019
Dealer loans	$(75.9)	$0.5
Purchased loans	(130.6)	16.2
Total	$(206.5)	$16.7

During the first quarter, we reduced our estimate of future net cash flows from our loan portfolio by $206.5 million, or 2.3% of the forecasted net cash flows at the start of the period, primarily due to the impact of the COVID-19 pandemic. The reduction is comprised of: (1) $44.3 million calculated by our forecasting model, which reflects lower realized collections during the quarter and (2) an additional $162.2 million, which represents our best estimate of the future impact of the COVID-19 pandemic on future net cash flows. Under CECL, changes in forecasted net cash flows are recorded as a provision for credit losses in the current period. While the adjustment to our forecast represents our best estimate at this time, the COVID-19 pandemic has created conditions that do not allow us to forecast future cash flows from our loan portfolio with confidence.

The following table summarizes changes in realized collections in each of the last five months as compared to the same period in the previous year:

	Year over Year Percent Change
Month Ended	Front End Collections (1)	Total Collections
January 31, 2020	15.9%	20.0%
February 29, 2020	13.4%	13.2%
March 31, 2020	-1.3%	-3.1%
April 30, 2020	7.7%	-1.1%
May 26, 2020 Month-to-Date (2)	8.5%	4.9%

(1)	Represents collections realized on Consumer Loans that are either current or in the early stages of delinquency.

(2)	The 2020 period had one less business day than the comparable 2019 period.

Starting in mid-March, we experienced a reduction in realized collections at the same time government authorities began to implement restrictions that limited economic activity. The reduction in Front End Collections reflects a lower volume of payments from customers while the reduction in Total Collections also includes lower realized collections from repossessions, which were suspended as the crisis began to unfold. Starting in mid-April, Front End Collections improved at the same time federal stimulus payments began to be distributed and such improvement has continued into May.

When comparing year over year changes in collections on a monthly basis, variations in the calendar can have a meaningful impact on the results as collections fluctuate according to the day of the week. In addition, February of 2020 had 29 days as compared to 28 in the prior year. The following table presents year over year collection results after adjusting for these differences:

	Year over Year Percent Change
Month Ended	Front End Collections (1)	Total Collections
January 31, 2020	9.7%	13.3%
February 29, 2020	8.4%	9.0%
March 31, 2020	2.2%	-0.6%
April 30, 2020	7.8%	-0.4%
May 26, 2020 Month-to-Date	12.2%	7.3%

(1)	Represents collections realized on Consumer Loans that are either current or in the early stages of delinquency.

The following table presents information on the average Consumer Loan assignment for each of the last 10 years:

	Average
Consumer Loan Assignment Year	Consumer Loan (1)	Advance (2)	Initial Loan Term (in months)
2011	15,686	7,137	46
2012	15,468	7,165	47
2013	15,445	7,344	47
2014	15,692	7,492	47
2015	16,354	7,272	50
2016	18,218	7,976	53
2017	20,230	8,746	55
2018	22,158	9,635	57
2019	23,139	10,174	57
2020	23,717	10,405	58

(1)	Represents the repayments that we were contractually owed on Consumer Loans at the time of assignment, which include both principal and interest.

(2)
Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

Forecasting collection rates accurately at loan inception is difficult.  With this in mind, we establish advance rates that are intended to allow us to achieve acceptable levels of profitability, even if collection rates are less than we initially forecast.

The following table presents forecasted Consumer Loan collection rates, advance rates, the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of March 31, 2020.  All amounts, unless otherwise noted, are presented as a percentage of the initial balance of the Consumer Loan (principal + interest).  The table includes both dealer loans and purchased loans.

	As of March 31, 2020
Consumer Loan Assignment Year	Forecasted Collection %	Advance % (1)	Spread %	% of Forecast Realized (2)
2011	74.8%	45.5%	29.3%	99.7%
2012	73.8%	46.3%	27.5%	99.4%
2013	73.4%	47.6%	25.8%	99.0%
2014	71.7%	47.7%	24.0%	98.4%
2015	65.3%	44.5%	20.8%	95.8%
2016	63.6%	43.8%	19.8%	88.1%
2017	63.8%	43.2%	20.6%	74.2%
2018	63.6%	43.5%	20.1%	52.6%
2019	63.0%	44.0%	19.0%	24.1%
2020	61.3%	43.9%	17.4%	2.6%

(1)
Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program as a percentage of the initial balance of the Consumer Loans.  Payments of dealer holdback and accelerated dealer holdback are not included.

(2)	Presented as a percentage of total forecasted collections.

The risk of a material change in our forecasted collection rate declines as the Consumer Loans age. For 2015 and prior Consumer Loan assignments, the risk of a material forecast variance is modest, as we have currently realized in excess of 90% of the expected collections. Conversely, the forecasted collection rates for more recent Consumer Loan assignments are less certain as a significant portion of our forecast has not been realized.

The spread between the forecasted collection rate and the advance rate has ranged from 17.4% to 29.3%, on an annual basis, over the last 10 years. The spread was at the high end of this range in 2011, when the competitive environment was unusually favorable, and much lower during other years (2015 through 2020) when competition was more intense. The decrease in the spread from 2019 to 2020 was primarily the result of a lower initial forecast on Consumer Loans assigned to us in 2020 and the performance of 2020 Consumer Loans in our purchased loan portfolio, which has deteriorated from our initial estimates by a greater margin than those assigned to us in 2019.

The following table compares our forecast of Consumer Loan collection rates as of March 31, 2020 with the forecasts at the time of assignment, for dealer loans and purchased loans separately:

	Dealer Loans			Purchased Loans
	Forecasted Collection Percentage as of (1)			Forecasted Collection Percentage as of (1)
Consumer Loan Assignment Year	March 31, 2020	Initial Forecast	Variance	March 31, 2020	Initial Forecast	Variance
2011	74.6%	72.4%	2.2%	76.3%	72.7%	3.6%
2012	73.6%	71.3%	2.3%	75.9%	71.4%	4.5%
2013	73.4%	72.1%	1.3%	74.3%	71.6%	2.7%
2014	71.6%	71.9%	-0.3%	72.5%	70.9%	1.6%
2015	64.6%	67.5%	-2.9%	69.0%	68.5%	0.5%
2016	62.8%	65.1%	-2.3%	66.0%	66.5%	-0.5%
2017	63.2%	63.8%	-0.6%	65.4%	64.6%	0.8%
2018	63.1%	63.6%	-0.5%	64.6%	63.5%	1.1%
2019	62.6%	63.9%	-1.3%	63.6%	64.2%	-0.6%
2020	61.2%	62.4%	-1.2%	61.6%	62.8%	-1.2%

(1)	The forecasted collection rates presented for dealer loans and purchased loans reflect the Consumer Loan classification at the time of assignment.

The following table presents forecasted Consumer Loan collection rates, advance rates, and the spread (the forecasted collection rate less the advance rate) as of March 31, 2020 for dealer loans and purchased loans separately.  All amounts are presented as a percentage of the initial balance of the Consumer Loan (principal + interest).

	Dealer Loans			Purchased Loans
Consumer Loan Assignment Year	Forecasted Collection % (1)	Advance % (1)(2)	Spread %	Forecasted Collection % (1)	Advance % (1)(2)	Spread %
2011	74.6%	45.1%	29.5%	76.3%	49.3%	27.0%
2012	73.6%	46.0%	27.6%	75.9%	50.0%	25.9%
2013	73.4%	47.2%	26.2%	74.3%	51.5%	22.8%
2014	71.6%	47.2%	24.4%	72.5%	51.8%	20.7%
2015	64.6%	43.4%	21.2%	69.0%	50.2%	18.8%
2016	62.8%	42.1%	20.7%	66.0%	48.6%	17.4%
2017	63.2%	42.1%	21.1%	65.4%	45.8%	19.6%
2018	63.1%	42.7%	20.4%	64.6%	45.2%	19.4%
2019	62.6%	43.1%	19.5%	63.6%	45.6%	18.0%
2020	61.2%	42.7%	18.5%	61.6%	45.8%	15.8%

(1)	The forecasted collection rates and advance rates presented for dealer loans and purchased loans reflect the Consumer Loan classification at the time of assignment.

(2)
Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program as a percentage of the initial balance of the Consumer Loans.  Payments of dealer holdback and accelerated dealer holdback are not included.

Although the advance rate on purchased loans is higher as compared to the advance rate on dealer loans, purchased loans do not require us to pay dealer holdback.

The spread on dealer loans decreased from 19.5% in 2019 to 18.5% in 2020, primarily as a result of a lower initial forecast on dealer loans assigned to us in 2020. The spread on purchased loans decreased from 18.0% in 2019 to 15.8% in 2020, primarily as a result of a lower initial forecast on purchased loans assigned to us in 2020 and the performance of 2020 Consumer Loans in our purchased loan portfolio, which has deteriorated from our initial estimates by a greater margin than those assigned to us in 2019.

Consumer Loan Volume

The following table summarizes changes in Consumer Loan assignment volume in each of the last five quarters as compared to the same period in the previous year:

	Year over Year Percent Change
Three Months Ended	Unit Volume	Dollar Volume (1)
March 31, 2019	0.4%	5.1%
June 30, 2019	0.0%	5.6%
September 30, 2019	0.4%	7.6%
December 31, 2019	-5.3%	1.1%
March 31, 2020	-10.1%	-4.5%

(1)
Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

Consumer Loan assignment volumes depend on a number of factors including (1) the overall demand for our financing programs, (2) the amount of capital available to fund new loans, and (3) our assessment of the volume that our infrastructure can support. Our pricing strategy is intended to maximize the amount of economic profit we generate, within the confines of capital and infrastructure constraints.

Unit and dollar volumes declined 10.1% and 4.5%, respectively, during the first quarter of 2020 as the number of active dealers grew 2.2% while average unit volume per active dealer declined 12.0%. Dollar volume declined less than unit volume declined during the first quarter of 2020 due to an increase in the average advance paid per unit. This increase was the result of an increase in the average size of the Consumer Loans assigned, primarily due to increases in the average vehicle selling price and average initial loan term and an increase in purchased loans as a percentage of total unit volume.

The following table summarizes changes in Consumer Loan assignment unit volume in each of the last five months as compared to the same period in the previous year:

Year over Year Percent Change
Month Ended	Unit Volume
January 31, 2020	-0.7%
February 29, 2020	0.9%
March 31, 2020	-22.3%
April 30, 2020	-22.3%
May 26, 2020 Month-to-Date (1)	21.8%

(1)	The 2020 period had one less business day than the comparable 2019 period.

We believe the declines in unit volume for the months ended March 31, 2020 and April 30, 2020 were primarily due to the impact of COVID-19, which resulted in many dealers temporarily closing or restricting their operations and a deterioration in consumer demand for dealers that have remained open. During the latter part of April and continuing into May, unit volumes improved.  We believe the improvement resulted from a combination of dealers gradually reopening their operations and the release of federal stimulus payments.

The following table summarizes the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended March 31,
	2020	2019	% Change
Consumer Loan unit volume	101,477	112,844	-10.1%
Active dealers (1)	9,843	9,633	2.2%
Average volume per active dealer	10.3	11.7	-12.0%

Consumer Loan unit volume from dealers active both periods	81,029	96,732	-16.2%
Dealers active both periods	6,681	6,681	—
Average volume per dealer active both periods	12.1	14.5	-16.2%

Consumer loan unit volume from dealers not active both periods	20,448	16,112	26.9%
Dealers not active both periods	3,162	2,952	7.1%
Average volume per dealer not active both periods	6.5	5.5	18.2%

(1)	Active dealers are dealers who have received funding for at least one Consumer Loan during the period.

The following table provides additional information on the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended March 31,
	2020	2019	% Change
Consumer Loan unit volume from new active dealers	4,644	6,082	-23.6%
New active dealers (1)	902	1,224	-26.3%
Average volume per new active dealer	5.1	5.0	2.0%

Attrition (2)	-14.3%	-14.2%

(1)	New active dealers are dealers who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the period.

(2)
Attrition is measured according to the following formula:  decrease in Consumer Loan unit volume from dealers who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but did not receive funding for any dealer loans or purchased loans during the current period divided by prior year comparable period Consumer Loan unit volume.

The following table shows the percentage of Consumer Loans assigned to us as dealer loans and purchased loans for each of the last five quarters:

	Unit Volume		Dollar Volume (1)
Three Months Ended	Dealer Loans	Purchased Loans	Dealer Loans	Purchased Loans
March 31, 2019	67.4%	32.6%	65.0%	35.0%
June 30, 2019	66.7%	33.3%	63.7%	36.3%
September 30, 2019	67.2%	32.8%	64.1%	35.9%
December 31, 2019	67.4%	32.6%	64.0%	36.0%
March 31, 2020	64.9%	35.1%	60.5%	39.5%

(1)
Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

As of March 31, 2020 and December 31, 2019, the net dealer loans receivable balance was 62.6% and 62.8%, respectively, of the total net loans receivable balance.

Financial Results

(Dollars in millions, except per share data)	For the Three Months Ended March 31,
	2020	2019	% Change
GAAP average debt	$4,597.2	$3,996.2	15.0%
GAAP average shareholders' equity	2,229.8	1,982.6	12.5%
Average capital	$6,827.0	$5,978.8	14.2%
GAAP net income (loss)	$(83.8)	$164.4	-151.0%
Diluted weighted average shares outstanding	18,185,465	19,004,498	-4.3%
GAAP net income (loss) per diluted share	$(4.61)	$8.65	-153.3%

The Financial Accounting Standards Board issued a new accounting standard (known as CECL) that changed how we account for our loans under GAAP effective January 1, 2020. The net loan income (finance charge revenue less provision for credit losses expense) that we recognize over the life of a loan equals the cash we collect from the underlying Consumer Loan less the cash we pay to the dealer. While the total amount of net loan income we will recognize over the life of the loan is not impacted by CECL, the timing of when we will recognize this income has changed significantly from our prior accounting method. We believe that recognizing net loan income on a level-yield basis over the life of the loan based on expected future net cash flows matches the economics of our business. We believe CECL diverges from economic reality by requiring us to recognize a significant provision for credit losses expense at the time of assignment for amounts we never expected to realize and finance charge revenue in subsequent periods that is significantly in excess of our expected yields. Given the significant change in timing of net loan income recognition, we believe net income for the year ending December 31, 2020 will be significantly lower under CECL than what would be reported under our prior accounting method, with the greatest impact occurring in the quarter of adoption. The ultimate financial statement impact of CECL will depend on Consumer Loan assignment volume and the percentage of Consumer Loans assigned to us as purchased loans, the size and composition of our loan portfolio, the loan portfolio’s credit quality and economic conditions.

The decrease in GAAP net income for the three months ended March 31, 2020, as compared to the same period in 2019, was primarily the result of the following:

•	An increase in provision for credit losses of 2,346.2% ($340.2 million), primarily due to:

•
An increase in provision for credit losses on forecast changes of $182.3 million primarily related to a reduction in forecasted collection rates to reflect the estimated long-term impact of COVID-19 on Consumer Loan performance; and

•	A $157.9 million provision for credit losses on new Consumer Loan assignments related to our adoption of CECL on January 1, 2020.

•	A decrease in provision for income taxes of 169.2% ($70.9 million), primarily due to a decrease in pre-tax income.

•	An increase in finance charges of 12.4% ($40.0 million), primarily due to growth in our loan portfolio.

•
An increase in interest expense of 15.3% ($6.9 million) due to increases in the average outstanding debt principal balance due to borrowings used to fund the growth in our loan portfolio and stock repurchases.

•
A decrease in other income of 27.4% ($5.4 million), primarily due to a decrease in ancillary product profit sharing income due to an increase in average vehicle service contract claim rates and a decrease in GPS-SID fee income due to the discontinuation of the program in the prior year.

•
A decrease in salaries and wages expense of 7.6% ($3.7 million), primarily due to a decrease in cash-based incentive compensation expense due to a decline in Company performance measures, partially offset by an increase in fringe benefits primarily due to higher medical claims.

Adjusted financial results are provided to help shareholders understand our financial performance.  The financial data below is non-GAAP, unless labeled otherwise.  We use adjusted financial information internally to measure financial performance and to determine incentive compensation. In addition, effective January 1, 2020, certain debt facilities utilize adjusted financial information for the determination of loan collateral values. The table below shows our results following adjustments to reflect non-GAAP accounting methods.  Material adjustments are explained in the table footnotes and the subsequent “Floating Yield Adjustment” and “Senior Notes Adjustment” sections.  Measures such as adjusted average capital, adjusted net income, adjusted net income per diluted share, adjusted interest expense (after-tax), adjusted net income plus interest expense (after-tax), adjusted return on capital, adjusted revenue, operating expenses, and economic profit are all non-GAAP financial measures.  These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.

Adjusted financial results for the three months ended March 31, 2020, compared to the same period in 2019, include the following:

(Dollars in millions, except per share data)	For the Three Months Ended March 31,
	2020	2019	% Change
Adjusted average capital	$6,865.6	$5,964.3	15.1%
Adjusted net income	$175.7	$153.6	14.4%
Adjusted interest expense (after-tax)	$40.1	$35.3	13.6%
Adjusted net income plus interest expense (after-tax)	$215.8	$188.9	14.2%
Adjusted return on capital	12.6%	12.7%	-0.8%
Cost of capital	5.4%	6.2%	-12.9%
Economic profit	$123.1	$96.8	27.2%
Diluted weighted average shares outstanding	18,185,465	19,004,498	-4.3%
Adjusted net income per diluted share	$9.66	$8.08	19.6%

Economic profit increased 27.2% for the three months ended March 31, 2020, as compared to the same period in 2019.  Economic profit is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business.  The following table summarizes the impact each of these components had on the changes in economic profit for the three months ended March 31, 2020, as compared to the same period in 2019:

(In millions)	Year over Year Change in Economic Profit
For the Three Months Ended March 31, 2020
Increase in adjusted average capital	$14.6
Decrease in cost of capital	13.2
Decrease in adjusted return on capital	(1.5)
Increase in economic profit	$26.3

The increase in economic profit for the three months ended March 31, 2020, as compared to the same period in 2019, was primarily the result of the following:

•	An increase in our adjusted average capital of 15.1%, primarily due to growth in our loan portfolio.

•	A decrease in our cost of capital of 80 basis points, primarily due to a decrease in the 30-year Treasury rate, which is used in the average cost of equity calculation.

The following table shows adjusted revenue and operating expenses as a percentage of adjusted average capital, the adjusted return on capital, and the percentage change in adjusted average capital for each of the last eight quarters, compared to the same period in the prior year:

	For the Three Months Ended
	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	Jun. 30, 2018
Adjusted revenue as a percentage of adjusted average capital (1)	20.9%	21.6%	21.6%	21.6%	21.9%	21.9%	21.5%	21.3%
Operating expenses as a percentage of adjusted average capital (1)	4.6%	5.0%	5.0%	5.1%	5.5%	5.2%	5.1%	5.2%
Adjusted return on capital (1)	12.6%	12.8%	12.8%	12.7%	12.7%	12.9%	12.7%	12.4%
Percentage change in adjusted average capital compared to the same period in the prior year	15.1%	14.9%	15.0%	19.0%	22.1%	26.7%	29.8%	27.5%

(1)	Annualized.

The decrease in operating expenses as a percentage of adjusted average capital for the three months ended March 31, 2020, as compared to the three months ended December 31, 2019, was primarily due to a decrease in operating expenses of 5.5%, while adjusted average capital grew by 3.0%. The decrease in operating expenses was primarily due to a decrease in salaries and wages expense of 8.9% ($4.4 million), primarily due to a decrease in cash-based incentive compensation expense due to a decline in Company performance measures.

The following tables provide a reconciliation of non-GAAP measures to GAAP measures.  Certain amounts do not recalculate due to rounding.

(Dollars in millions, except per share data)	For the Three Months Ended
	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	Jun. 30, 2018
Adjusted net income
GAAP net income (loss)	$(83.8)	$161.9	$165.4	$164.4	$164.4	$151.9	$151.0	$151.0
Floating yield adjustment (after-tax)	(16.0)	(14.3)	(14.5)	(14.1)	(15.8)	(14.7)	(15.8)	(17.8)
GAAP provision for credit losses (after-tax)	273.0	21.0	14.9	11.8	11.2	13.6	10.8	1.4
Senior notes adjustment (after-tax)	5.6	1.1	(0.6)	(0.7)	(0.6)	(0.6)	(0.6)	(0.7)
Income tax adjustment (1)	(3.1)	3.8	3.2	1.5	(5.6)	2.8	1.8	1.5
Adjusted net income	$175.7	$173.5	$168.4	$162.9	$153.6	$153.0	$147.2	$135.4

Adjusted net income per diluted share (2)	$9.66	$9.22	$8.89	$8.60	$8.08	$7.85	$7.56	$6.95
Diluted weighted average shares outstanding	18,185,465	18,827,222	18,950,866	18,949,962	19,004,498	19,500,601	19,473,978	19,472,164

Adjusted revenue
GAAP total revenue	$389.1	$385.9	$378.7	$370.6	$353.8	$342.8	$332.0	$315.4
Floating yield adjustment	(20.8)	(18.5)	(18.8)	(18.4)	(20.5)	(19.0)	(20.6)	(23.0)
GAAP provision for claims	(8.8)	(7.0)	(8.2)	(8.3)	(6.6)	(6.5)	(7.0)	(7.3)
Adjusted revenue	$359.5	$360.4	$351.7	$343.9	$326.7	$317.3	$304.4	$285.1

Adjusted average capital
GAAP average debt	$4,597.2	$4,320.2	$4,230.2	$4,245.5	$3,996.2	$3,794.4	$3,784.2	$3,609.6
GAAP average shareholders' equity	2,229.8	2,392.7	2,297.8	2,131.8	1,982.6	2,023.5	1,885.6	1,732.6
Deferred debt issuance adjustment	28.5	25.3	25.3	24.5	23.3	22.1	23.4	22.7
Senior notes adjustment	(15.9)	(20.1)	6.9	7.5	8.2	8.7	9.4	10.1
Income tax adjustment (3)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)
Floating yield adjustment	144.5	64.3	64.9	63.1	72.5	67.1	74.7	85.0
Adjusted average capital	$6,865.6	$6,663.9	$6,506.6	$6,353.9	$5,964.3	$5,797.3	$5,658.8	$5,341.5

Adjusted revenue as a percentage of adjusted average capital (4)	20.9%	21.6%	21.6%	21.6%	21.9%	21.9%	21.5%	21.3%

Adjusted interest expense (after-tax)
GAAP interest expense	$51.9	$51.0	$50.4	$49.8	$45.0	$42.3	$41.1	$38.7
Senior notes adjustment	0.2	0.4	0.8	0.8	0.8	0.9	0.8	0.8
Adjusted interest expense (pre-tax)	52.1	51.4	51.2	50.6	45.8	43.2	41.9	39.5
Adjustment to record tax effect (1)	(12.0)	(11.9)	(11.7)	(11.7)	(10.5)	(10.0)	(9.6)	(9.1)
Adjusted interest expense (after-tax)	$40.1	$39.5	$39.5	$38.9	$35.3	$33.2	$32.3	$30.4

(1)	Adjustment to record taxes at our estimated long-term effective income tax rate of 23%.

(2)	Net income per share is computed independently for each of the quarters presented. Therefore, the sum of quarterly net income per share information may not equal year-to-date net income per share.

(3)
The enactment of the Tax Cuts and Jobs Act in December 2017 resulted in the reversal of $118.5 million of provision for income taxes to reflect the new federal statutory income tax rate. This adjustment removes the impact of this reversal from adjusted average capital. We believe the income tax adjustment provides a more accurate reflection of the performance of our business as we are recognizing provision for income taxes at the applicable long-term effective tax rate for the period.

(4)	Annualized.

(Dollars in millions)	For the Three Months Ended
	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	Jun. 30, 2018
Adjusted return on capital
Adjusted net income	$175.7	$173.5	$168.4	$162.9	$153.6	$153.0	$147.2	$135.4
Adjusted interest expense (after-tax)	40.1	39.5	39.5	38.9	35.3	33.2	32.3	30.4
Adjusted net income plus interest expense (after-tax)	$215.8	$213.0	$207.9	$201.8	$188.9	$186.2	$179.5	$165.8

Reconciliation of GAAP return on equity to adjusted return on capital (4)
GAAP return on equity (1)	-3.8%	27.1%	28.8%	30.8%	33.2%	30.0%	32.0%	34.9%
Non-GAAP adjustments	16.4%	-14.3%	-16.0%	-18.1%	-20.5%	-17.1%	-19.3%	-22.5%
Adjusted return on capital (2)	12.6%	12.8%	12.8%	12.7%	12.7%	12.9%	12.7%	12.4%

Economic profit
Adjusted return on capital	12.6%	12.8%	12.8%	12.7%	12.7%	12.9%	12.7%	12.4%
Cost of capital (3) (4)	5.4%	5.8%	5.8%	6.0%	6.2%	6.4%	6.2%	6.1%
Adjusted return on capital in excess of cost of capital	7.2%	7.0%	7.0%	6.7%	6.5%	6.5%	6.5%	6.3%
Adjusted average capital	$6,865.6	$6,663.9	$6,506.6	$6,353.9	$5,964.3	$5,797.3	$5,658.8	$5,341.5
Economic profit	$123.1	$116.9	$113.2	$105.8	$96.8	$93.4	$91.5	$84.0

Reconciliation of GAAP net income (loss) to economic profit
GAAP net income (loss)	$(83.8)	$161.9	$165.4	$164.4	$164.4	$151.9	$151.0	$151.0
Non-GAAP adjustments	259.5	11.6	3.0	(1.5)	(10.8)	1.1	(3.8)	(15.6)
Adjusted net income	175.7	173.5	168.4	162.9	153.6	153.0	147.2	135.4
Adjusted interest expense (after-tax)	40.1	39.5	39.5	38.9	35.3	33.2	32.3	30.4
Adjusted net income plus interest expense (after-tax)	215.8	213.0	207.9	201.8	188.9	186.2	179.5	165.8
Less: cost of capital	92.7	96.1	94.7	96.0	92.1	92.8	88.0	81.8
Economic profit	$123.1	$116.9	$113.2	$105.8	$96.8	$93.4	$91.5	$84.0

Operating expenses
GAAP salaries and wages	$45.0	$49.4	$47.9	$47.3	$48.7	$44.5	$41.1	$39.7
GAAP general and administrative	15.0	17.2	17.2	16.8	13.9	14.4	14.1	12.7
GAAP sales and marketing	19.1	17.1	16.6	17.7	18.8	16.4	16.3	17.2
Operating expenses	$79.1	$83.7	$81.7	$81.8	$81.4	$75.3	$71.5	$69.6

Operating expenses as a percentage of adjusted average capital (4)	4.6%	5.0%	5.0%	5.1%	5.5%	5.2%	5.1%	5.2%

Percentage change in adjusted average capital compared to the same period in the prior year	15.1%	14.9%	15.0%	19.0%	22.1%	26.7%	29.8%	27.5%

(1)	Calculated by dividing GAAP net income (loss) by GAAP average shareholders' equity.

(2)	Adjusted return on capital is defined as adjusted net income plus adjusted interest expense (after-tax) divided by adjusted average capital.

(3)
The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30-year Treasury rate + 5%) + [(1 – tax rate) x (the average 30-year Treasury rate + 5% – pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30-year Treasury rate and the adjusted pre-tax average cost of debt were as follows:

	For the Three Months Ended
	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	Jun. 30, 2018
Average 30-year Treasury rate	1.8%	2.2%	2.3%	2.7%	3.0%	3.3%	3.1%	3.0%
Adjusted pre-tax average cost of debt (4)	4.5%	4.8%	4.8%	4.7%	4.6%	4.5%	4.4%	4.3%

(4)	Annualized.

Floating Yield Adjustment

The net loan income (finance charge revenue less provision for credit losses expense) that we recognize over the life of a loan equals the cash we collect from the underlying Consumer Loan less the cash we pay to the dealer. The purpose of this non-GAAP adjustment is to modify the calculation of our GAAP-based net loan income so that it is recognized on a level-yield basis over the life of the loan based on expected future net cash flows, which we believe matches the economics of our business.

Our current GAAP methodology, which was adopted on January 1, 2020, diverges from economic reality by requiring us to recognize a significant provision for credit losses expense at the time of assignment for amounts we never expected to realize and finance charge revenue in subsequent periods that is significantly in excess of our expected yields. Under our prior GAAP methodology, which was used prior to January 1, 2020, net loan income was based on expected future net cash flows and was recognized on a level-yield basis over the estimated life of the loan.  Favorable changes in expected future net cash flows were treated as increases to the yield and were recognized over time, while unfavorable changes were recorded as a current period expense.

The non-GAAP floating yield methodology that we use is identical to the prior GAAP methodology except that, under the floating yield method, all changes in expected future net cash flows (both positive and negative) are treated as yield adjustments and therefore impact earnings over time.  The current GAAP methodology results in a lower carrying value of the loan receivable asset, but may result in either higher or lower earnings for any given period depending on Consumer Loan assignment volume and the timing and amount of expected future net cash flow changes. The prior GAAP methodology resulted in a lower carrying value of the loan receivable asset, but may have resulted in either higher or lower earnings for any given period depending on the timing and amount of expected future net cash flow changes.

We believe the floating yield adjustment provides a more accurate reflection of the performance of our business, since net loan income is recognized on a level-yield basis over the life of the loan based on expected future net cash flows and both favorable and unfavorable changes in expected future net cash flows are treated consistently.

Senior Notes Adjustment

The purpose of this non-GAAP adjustment is to modify our GAAP financial results to treat the issuance of certain senior notes as a refinancing of certain previously-issued senior notes.

On December 18, 2019, we issued $400.0 million of 5.125% senior notes due 2024 (the “2024 senior notes”). We used a portion of the net proceeds from the 2024 senior notes to repurchase or redeem all of the $300.0 million outstanding principal amount of our 6.125% senior notes due 2021 (the “2021 senior notes”), of which $148.2 million was repurchased on December 18, 2019 and the remaining $151.8 million was redeemed on January 17, 2020. We used the remaining net proceeds from the 2024 senior notes, together with borrowings under our revolving credit facility, to redeem in full the $250.0 million outstanding principal amount of our 7.375% senior notes due 2023 (the "2023 senior notes") on March 15, 2020. Under GAAP, the fourth quarter of 2019 included (i) a pre-tax loss on extinguishment of debt of $1.8 million related to the repurchase of 2021 senior notes in the fourth quarter of 2019 and the redemption of the remaining 2021 senior notes in the first quarter of 2020 and (ii) additional interest expense of $0.3 million on $160.0 million of additional outstanding debt caused by the one month lag from the issuance of the 2024 senior notes and repurchase of 2021 senior notes in the fourth quarter of 2019 to the redemption of the remaining 2021 senior notes in the first quarter of 2020. Under GAAP, the first quarter of 2020 included (i) a pre-tax loss on extinguishment of debt of $7.4 million related to the redemption of 2023 senior notes in the first quarter of 2020 and (ii) additional interest expense of $0.4 million on $160.0 million of additional outstanding debt caused by the one month lag from the issuance of the 2024 senior notes and repurchase of 2021 senior notes in the fourth quarter of 2019 to the redemption of the remaining 2021 senior notes in the first quarter of 2020.

On January 22, 2014, we issued the 2021 senior notes. On February 21, 2014, we used the net proceeds from the 2021 senior notes, together with borrowings under our revolving credit facilities, to redeem in full the $350.0 million outstanding principal amount of our 9.125% senior notes due 2017 (the “2017 senior notes”). Under GAAP, the first quarter of 2014 included (i) a pre-tax loss on extinguishment of debt of $21.8 million related to the redemption of the 2017 senior notes in the first quarter of 2014 and (ii) additional interest expense of $1.4 million on $276.0 million of additional outstanding debt caused by the one month lag from the issuance of the 2021 senior notes to the redemption of the 2017 senior notes.

Under our non-GAAP approach, the loss on extinguishment of debt and additional interest expense that were recognized for GAAP purposes were in each case deferred as debt issuance costs and are being recognized ratably as interest expense over the term of the newly issued notes. In addition, for adjusted average capital purposes, the impact of additional outstanding debt related to the lag from the issuance of the new notes to the redemption of the previously issued notes was in each case deferred and is being recognized ratably over the term of the newly issued notes. Upon the issuance of the 2024 senior notes in the fourth quarter of 2019, the outstanding unamortized balances of the non-GAAP adjustments related to the 2021 senior notes were deferred and are being recognized ratably over the term of the 2024 senior notes.

We believe the senior notes adjustment provides a more accurate reflection of the performance of our business, since we are recognizing the costs incurred with these transactions in a manner consistent with how we recognize the costs incurred when we periodically refinance our other debt facilities.

Cautionary Statement Regarding Forward-Looking Information

We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws.  These forward-looking statements represent our outlook only as of the date of this release.  Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties.  Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A of our Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on February 11, 2020, our Form 8-K filed with the Securities and Exchange Commission on April 20, 2020, other risk factors discussed herein or listed from time to time in our reports filed with the Securities and Exchange Commission and the following:

•	Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.

•	We may be unable to execute our business strategy due to current economic conditions.

•	We may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow our business.

•	The terms of our debt limit how we conduct our business.

•	A violation of the terms of our asset-backed secured financing facilities or revolving secured warehouse facilities could have a material adverse impact on our operations.

•
The conditions of the U.S. and international capital markets may adversely affect lenders with which we have relationships, causing us to incur additional costs and reducing our sources of liquidity, which may adversely affect our financial position, liquidity and results of operations.

•	Our substantial debt could negatively impact our business, prevent us from satisfying our debt obligations and adversely affect our financial condition.

•	Due to competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.

•	We may not be able to generate sufficient cash flows to service our outstanding debt and fund operations and may be forced to take other actions to satisfy our obligations under such debt.

•	Interest rate fluctuations may adversely affect our borrowing costs, profitability and liquidity.

•	The phaseout of the London Interbank Offered Rate (“LIBOR”), or the replacement of LIBOR with a different reference rate, could result in a material adverse effect on our business.

•
Reduction in our credit rating could increase the cost of our funding from, and restrict our access to, the capital markets and adversely affect our liquidity, financial condition and results of operations.

•	We may incur substantially more debt and other liabilities. This could exacerbate further the risks associated with our current debt levels.

•	The regulation to which we are or may become subject could result in a material adverse effect on our business.

•
Adverse changes in economic conditions, the automobile or finance industries, or the non-prime consumer market could adversely affect our financial position, liquidity and results of operations, the ability of key vendors that we depend on to supply us with services, and our ability to enter into future financing transactions.

•	Litigation we are involved in from time to time may adversely affect our financial condition, results of operations and cash flows.

•	Changes in tax laws and the resolution of uncertain income tax matters could have a material adverse effect on our results of operations and cash flows from operations.

•	Our dependence on technology could have a material adverse effect on our business.

•	Our use of electronic contracts could impact our ability to perfect our ownership or security interest in Consumer Loans.

•	Reliance on third parties to administer our ancillary product offerings could adversely affect our business and financial results.

•	We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional team members could adversely affect our ability to operate profitably.

•	Our reputation is a key asset to our business, and our business may be affected by how we are perceived in the marketplace.

•	The concentration of our dealers in several states could adversely affect us.

•	Failure to properly safeguard confidential consumer and team member information could subject us to liability, decrease our profitability and damage our reputation.

•
A small number of our shareholders have the ability to significantly influence matters requiring shareholder approval and such shareholders have interests which may conflict with the interests of our other security holders.

•	Reliance on our outsourced business functions could adversely affect our business.

•	Our ability to hire and retain foreign information technology personnel could be hindered by immigration restrictions.

•
Natural disasters, acts of war, terrorist attacks and threats or the escalation of military activity in response to these attacks or otherwise may negatively affect our business, financial condition and results of operations.

•
The current outbreak of COVID-19 has adversely impacted our business, and the continuance of this pandemic, or any future outbreak of any contagious diseases or other public health emergency, could materially and adversely affect our business, financial condition, liquidity and results of operations.

Other factors not currently anticipated by management may also materially and adversely affect our business, financial condition and results of operations.  We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Webcast Details

We will host a webcast on May 27, 2020 at 5:00 p.m. Eastern Time to answer questions related to our first quarter results.  The webcast can be accessed live by visiting the “Investor Relations” section of our website at ir.creditacceptance.com or by dialing 877-303-2904. Additionally, a replay and transcript of the webcast will be archived in the “Investor Relations” section of our website.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has offered financing programs that enable automobile dealers to sell vehicles to consumers, regardless of their credit history.  Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our financing programs, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase vehicles or they purchase unreliable ones.  Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the Nasdaq Stock Market under the symbol CACC.  For more information, visit creditacceptance.com.

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

(Dollars in millions, except per share data)	For the Three Months Ended March 31,
	2020	2019
Revenue:
Finance charges	$361.9	$321.9
Premiums earned	12.9	12.2
Other income	14.3	19.7
Total revenue	389.1	353.8
Costs and expenses:
Salaries and wages	45.0	48.7
General and administrative	15.0	13.9
Sales and marketing	19.1	18.8
Provision for credit losses	354.7	14.5
Interest	51.9	45.0
Provision for claims	8.8	6.6
Loss on extinguishment of debt	7.4	—
Total costs and expenses	501.9	147.5
Income (loss) before provision (benefit) for income taxes	(112.8)	206.3
Provision (benefit) for income taxes	(29.0)	41.9
Net income (loss)	$(83.8)	$164.4

Net income (loss) per share:
Basic	$(4.61)	$8.67
Diluted	$(4.61)	$8.65

Weighted average shares outstanding:
Basic	18,185,465	18,955,191
Diluted	18,185,465	19,004,498

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(Dollars in millions, except per share data)	As of
	March 31, 2020	December 31, 2019
ASSETS:
Cash and cash equivalents	$25.7	$187.4
Restricted cash and cash equivalents	408.1	330.3
Restricted securities available for sale	63.2	59.3

Loans receivable	9,859.0	7,221.2
Allowance for credit losses	(3,240.5)	(536.0)
Loans receivable, net	6,618.5	6,685.2

Property and equipment, net	62.3	59.7
Income taxes receivable	59.6	66.2
Other assets	22.2	35.1
Total Assets	$7,259.6	$7,423.2

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$170.6	$206.4
Revolving secured line of credit	79.9	—
Secured financing	3,957.6	3,339.7
Senior notes	789.2	1,187.8
Mortgage note	11.1	11.3
Deferred income taxes, net	284.9	322.5
Income taxes payable	0.2	0.2
Total Liabilities	5,293.5	5,067.9

Shareholders' Equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 80,000,000 shares authorized, 17,649,478 and 18,352,779 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	0.2	0.2
Paid-in capital	157.5	157.7
Retained earnings	1,807.7	2,196.6
Accumulated other comprehensive income	0.7	0.8
Total Shareholders' Equity	1,966.1	2,355.3
Total Liabilities and Shareholders' Equity	$7,259.6	$7,423.2